Exhibit 99.1

Asterias Biotherapeutics Reports Third Quarter Results and Accelerating Enrollment of AST-OPC1 SCiStar Phase 1/2a Study

-Study enrollment has recently accelerated, with three patients dosed in past week-

-Achievement of enrollment milestone meets requirement for an additional $2.5 million grant payment to Asterias from the California Institute for Regenerative Medicine-

-SCiStar investigator and patient will discuss experiences with AST-OPC1 on call today at 4:30 p.m. Eastern / 1:30 p.m. Pacific-

FREMONT, Calif. – November 14, 2016 – Asterias Biotherapeutics, Inc. (NYSE MKT: AST), a biotechnology company pioneering the field of regenerative medicine, today reported financial results for the third quarter ended September 30, 2016.  In addition, the Company disclosed that there has been a recent acceleration in AST-OPC1 SCiStar study enrollment with three patients having been dosed over the past week. In addition to the previously completed dosing of the 2 million and 10 million cell AIS-A cohorts, Asterias has now treated two AIS-A patients with the maximum dose of 20 million AST-OPC1 cells and two AIS-B patients with 10 million AST-OPC1 cells.

The significant enrollment progress has also met requirements for an additional $2.5 million grant payment to the company under the Strategic Partnerships Award grant from the California Institute for Regenerative Medicine, which provides $14.3 million of non-dilutive funding for the Phase 1/2a clinical trial and other product development activities for AST-OPC1.

AIS-A patients are characterized by cervical spinal cord injuries resulting in complete loss of motor and sensory function below the cervical injury site, while AIS-B patients have similar cervical injuries and complete motor loss but retain some sensory function. The company believes AIS-B patients may be particularly responsive to AST-OPC1 due to the larger amount of intact spinal tissue remaining in these patients at the injury site.

“Since mid-September, when we presented promising early data from AIS-A patients dosed with 10 million cells, our clinical team has continued to make excellent progress enrolling additional patients in the SCiStar study,” said Steve Cartt, President and Chief Executive Officer. “We have now dosed two patients each in both the AIS-A 20 million cell cohort and the AIS-B 10 million cell cohort. The early efficacy data presented in September for AST-OPC1 was very encouraging, and we look forward to presenting the six-month efficacy and safety results for this cohort in January 2017. We also look forward to Dr. Kurpad and his patient joining our conference call this afternoon to share their experience with AST-OPC1.”

Asterias management will be joined on the conference call by Shekar N. Kurpad, MD, PhD, Professor of Neurosurgery, Director, Spinal Cord Injury Center Medical College of Wisconsin and a clinical investigator for the SCiStar study. Dr. Kurpad will discuss his experience to date with AST-OPC1 at his institution, and will be joined on the call by one of his patients who received AST-OPC1.

Recent Research and Development Highlights

AST-OPC1 (oligodendrocyte progenitor cells)

•
In August, the Data Monitoring Committee (DMC) for the SCiStar clinical study granted clearance to begin dosing a cohort of AIS-A patients with the highest dose of 20 million AST-OPC1 cells. The decision was based on the DMC’s independent safety review of data from the 2 million cell and 10 million cell AIS-A cohorts.

•	In September, Asterias presented positive efficacy data from the AIS-A 10 million cell cohort, including the following highlights:

o	The efficacy target of 2 of 5 patients in the cohort achieving two motor levels of improvement on at least one side of their body had already been achieved.
o
At Day 90 of follow up, 4 of 4 patients dosed had improved motor function  on at least one side, 2 patients had improved one motor level on at least one side, with one improving two motor levels on one side, and one improving two motor levels on both sides.

o
The average upper extremity motor scores (UEMS) improvement at Day 90 for the 4 patients that had reached this follow up was 9.5 points compared to 5.0 points at Day 90 for patients dosed with 2 million cells, which may also begin to support a dose dependent response.

o	No serious adverse events related to AST-OPC1 have been observed to date.
o
As suggested by existing research, patients with complete cervical spinal cord injuries that show two motor levels of improvement on at least one side may regain the ability to perform daily activities such as feeding, dressing and bathing.  Meaningful improvement in motor function, particularly in the use of a patient’s hands, fingers and arms, is critically important for a patient’s quality of life and ability to function independently. Consistent with their improvements in motor level and UEMS, subjects in the SCiStar study have demonstrated improvements in their ability to independently perform activities of daily living including feeding themselves, drinking, texting, sending emails, and signing their names.

•
In September, Asterias successfully dosed the first AIS-B patient with 10 million AST-OPC1 cells and has since enrolled an additional patient in this cohort. A total of 5-8 patients are expected to be enrolled in this cohort.

•
In November, Asterias successfully dosed the first AIS-A patient with 20 million cells of AST-OPC1, triggering an additional $2.5 million payment to the company under its Strategic Partnerships Award grant from the California Institute for Regenerative Medicine, and has since enrolled an additional patient in this cohort.  A total of 5-8 patients are expected to be enrolled in this cohort.

AST-VAC1 (antigen-presenting autologous dendritic cells)

•	Process development efforts continue on the AST-VAC1 program, in advance of a planned phase 2b trial in Acute Myeloid Leukemia (AML), the most common form of acute leukemia in adults.

AST-VAC2 (antigen-presenting allogeneic dendritic cells)

•
Current production scale pilot lots of AST-VAC2 have been successfully manufactured, triggering the initiation of clinical AST-VAC2 lots under current Good Manufacturing Practices (cGMP) conditions in the fourth quarter 2016.

•
Preparation of a regulatory dossier to support execution of a phase 1/2a clinical trial of AST-VAC2 in patients with non-small cell lung carcinoma is underway, with submission to the UK Medicines and Healthcare Products Agency (MHRA) planned early in the first quarter of 2017.

Third Quarter Financial Update

Total revenues were $2.1 million for the third quarter, and $5.2 million for the nine months ended September 30, 2016. Revenues were comprised of grant income as well as royalty revenues on product sales by licensees. Research and development expenses were $5.2 million for the third quarter and $17.6 million for the nine months ended September 30, 2016, with the primary driver being expenses associated with our AST-OPC1 program. General and administrative expenses were $4.2 million for the third quarter and $13.1 million for the nine months ended September 30, 2016. Non-cash expenses related to warrants distributed to shareholders earlier in the year and which were included in general and administrative expenses were $2.1 million for the third quarter and $5.3 million for the nine months ended September 30, 2016.  Net loss was $10.6 million, or $0.24 per share, for the third quarter and $26.1 million, or $0.63 per share, for the nine months ended September 30, 2016.  For the nine months ended September 30, 2016 net cash used in operating activities was $15.1 million and net cash provided from financing activities was $22.4 million.

As of September 30, 2016, the company’s cash, cash equivalents and available-for-sale securities totaled $33.9 million, which management believes will be sufficient to fund operations through the third quarter of 2017.

Conference Call and Webcast Details

Asterias will host a conference call and webcast today, November 14, 2016 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the results and corporate developments.  Company management will be joined by Shekar N. Kurpad, MD, PhD, Professor of Neurosurgery, Director, Spinal Cord Injury Center Medical College of Wisconsin and a clinical investigator for the SCiStar study. Dr. Kurpad will discuss his experience to date with AST-OPC1 at his institution, and will be joined on the call by one of his patients who received AST-OPC1. To access a video that includes Dr. Kurpad, other clinical investigators, as well as patients who have been treated with AST-OPC1, please click on the following link:  http://asteriasbiotherapeutics.com/.

For both “listen-only” participants and those participants who wish to take part in the question-and-answer session, the call can be accessed by dialing 877-719-9799 (U.S./Canada) or 719-325-4838 (international) five minutes prior to the start of the call and providing the Conference ID 5481738. To access the live webcast, go to http://asteriasbiotherapeutics.com/events-presentations/.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by dialing 888-203-1112 (U.S./Canada) or 719-457-0820 (international) and providing the Conference ID 5481738. Additionally, the archived webcast will be available at http://asteriasbiotherapeutics.com/events-presentations/.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. is a biotechnology company pioneering the field of regenerative medicine. The company’s proprietary cell therapy programs are based on its immunotherapy and pluripotent stem cell platform technologies. Asterias is presently focused on advancing three clinical-stage programs which have the potential to address areas of very high unmet medical need in the fields of neurology and oncology. AST-OPC1 (oligodendrocyte progenitor cells) is currently in a Phase 1/2a dose escalation clinical trial in spinal cord injury.

AST-VAC1 (antigen-presenting autologous dendritic cells) is undergoing continuing development by Asterias after demonstrating promise in a Phase 2 study in Acute Myeloid Leukemia (AML) and completing a successful end-of-Phase 2 meeting with the FDA. The company is currently focused on streamlining and modernizing the manufacturing process for AST-VAC1 in advance of a planned initiation of a confirmatory phase 2b study. AST-VAC2 (antigen-presenting allogeneic dendritic cells) represents a second generation, allogeneic immunotherapy. The company’s research partner, Cancer Research UK, plans to begin a Phase 1/2a clinical trial of AST-VAC2 in non-small cell lung cancer in the first half of 2017. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

Forward Looking Statements

Statements pertaining to future financial and/or operating and/or clinical research results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias’ filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts:

Investor Relations
(510) 456-3892
InvestorRelations@asteriasbio.com

or

EVC Group, Inc.
Michael Polyviou/Greg Gin
(646) 445-4800
mpolyviou@evcgroup.com

ASTERIAS BIOTHERAPUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
REVENUE
Royalties from product sales	$218	$353	$337	$528
Sale of cell lines	-	-	-	40
Grant income	1,858	1,070	4,865	2,406
Total revenue	2,076	1,423	5,202	2,974
Cost of sales	(59)	(176)	(118)	(265)
Total gross profit	2,017	1,247	5,084	2,709

EXPENSES
Research and development	(5,232)	(4,629)	(17,594)	(11,918)
General and administrative	(4,210)	(1,554)	(13,081)	(5,071)
Total operating expenses	(9,442)	(6,183)	(30,675)	(16,989)

Loss from operations	(7,425)	(4,936)	(25,591)	(14,280)

OTHER INCOME/(EXPENSE)
Change in fair value on warranty liability	(3,995)	-	(2,368)	-
Interest expense, net	(128)	(126)	(413)	(197)
Other expense, net	(2)	(6)	(27)	(7)
Total other expenses	(4,125)	(132)	(2,808)	(204)
LOSS BEFORE INCOME TAX BENEFIT	(11,550)	(5,068)	(28,399)	(14,484)

Deferred income tax benefit	902	1,561	2,255	4,386
NET LOSS	$(10,648)	$(3,507)	$(26,144)	$(10,098)

Basic and diluted net loss per common share	$(0.24)	$(0.09)	$(0.63)	$(0.29)

Weighted average common shares outstanding: basic and diluted	45,193	37,602	41,588	34,643

ASTERIAS BIOTHERAPUTICS, INC.

CONDENSED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,926	$11,183
Available-for-sale securities, at fair value	15,999	17,006
Landlord receivable	-	567
Prepaid expenses and other current assets	1,989	1,033
Total current assets	35,914	29,789

NONCURRENT ASSETS
Intangible assets, net	18,802	20,816
Property, plant and equipment, net	5,212	5,756
Investment in affiliates	-	416
Deferred tax asset	9,956	9,744
Other assets	419	457
TOTAL ASSETS	$70,303	$66,978

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Amount due to BioTime, Inc.	$463	$530
Accounts payable	640	747
Accrued liabilities and other current liabilities	981	1,183
Capital lease liability	7	7
Deferred grant income	1,392	2,513
Deferred tax liabilities, current portion	5,393	5,274
Total current liabilities	8,876	10,254

LONG-TERM LIABILITIES
Capital lease liability	21	26
Warrant liability	8,376	-
Deferred tax liabilities, net of current portion	5,963	7,020
Deferred rent liability	251	179
Lease liability	4,090	4,400
TOTAL LIABILITIES	27,577	21,879

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, authorized 5,000 shares; none issued and outstanding	-	-
Common Stock, $0.0001 par value, authorized 75,000 Series A Common Stock and 75,000 Series B Common Stock; 45,857 and 38,228 shares Series A Common Stock issued and outstanding at September 30, 2016 and December 31, 2015, respectively; no Series B Common Stock issued and outstanding at September 30, 2016 and December 31, 2015	5	4
Additional paid-in capital	117,452	92,900
Accumulated comprehensive gain (loss) on available-for-sale investments	(348)	434
Accumulated deficit	(74,383)	(48,239)
Total stockholders’ equity	42,726	45,099
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,303	$66,978